Exhibit 16.1

December 20, 2017

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549 – 7561

Re: Praco Corporation

Commission File No. 333-169802

Ladies and Gentlemen:

We have read Item 4.01 of Praco Corporation’s Form 8-K dated December 20, 2017 and we agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Sincerely,

/s/ FRIEDMAN LLP